UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2008

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

On September 12, 2008, Kindred Healthcare, Inc. (the “Company”) announced that on September 11, 2008, the Company signed a definitive agreement to acquire for resale the real estate associated with the 79-bed Kindred Hospital Northeast - Braintree in Braintree, Massachusetts from the current lessor, Health Care REIT, Inc. for approximately $22.3 million. Upon completion of the transaction, the Company intends to close the hospital and sell the related real estate as soon as practicable. The Company’s decision to acquire the real estate and close the Braintree hospital was based upon the costs of maintaining an aging facility, the poor historical financial performance of the Braintree hospital and expected continued future operating losses.

The Company expects to report a pretax loss ranging from $35 million to $40 million in connection with the divestiture of the Braintree hospital, including asset impairments of approximately $15 million of certificate of need and non-compete agreement intangible assets and $1 million of land, equipment and leasehold improvements. On September 11, 2008, the Company concluded that the signing of the definitive agreement to acquire the real estate, close the hospital and relinquish the licensed beds to the state of Massachusetts would negatively impact the value of the long-lived assets and require a material impairment charge to the Company. The Company estimates that these transactions will result in future net cash outflows before income taxes of approximately $14 million to $16 million, depending upon the proceeds from the sale of the Braintree hospital.

For accounting purposes, the Company expects to classify the loss on sale and historical operating results of the Braintree hospital as continuing operations when it reports its third quarter operating results. In the fourth quarter of 2008, assuming that certain conditions have been met, the Company expects that the loss on sale and historical operating results of the Braintree hospital will be reclassified to discontinued operations.

Item 7.01.	Regulation FD Disclosure.

The Company’s press release, dated September 12, 2008, related to the matters discussed above is attached as Exhibit 99.1 to this Form 8-K and is also available on the Company’s website at www.kindredhealthcare.com.

Item 9.01.

(d)	Exhibits

Exhibit 99.1	Press release dated September 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 15, 2008	By:	/s/ Richard A. Lechleiter
Richard A. Lechleiter
Executive Vice President and Chief Financial Officer